UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2019
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LIFEVANTAGE CORPORATION (Exact name of registrant as specified in its charter)
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Delaware	001-35647	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9785 S. Monroe Street, Suite 400, Sandy, UT 84070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.        Results of Operations and Financial Condition.

On January 9, 2019, LifeVantage Corporation (the “Company”) issued a press release announcing its preliminary unaudited revenue results for the three and six months ended December 31, 2018. A copy of the Company’s press release is attached as Exhibit 99.1 to this report and incorporated by reference.

The information furnished in this Item 2.02 and the exhibit hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2019, the Board of Directors (the “Board”) of the Company approved an amendment and restatement of the employment agreement (the “Restated Agreement”) between the Company and the Company’s President and Chief Executive Officer, Darren Jensen. The Board, on the recommendation of its Compensation Committee, concluded that it was appropriate at this time to update Mr. Jensen’s employment agreement and restructure his compensation arrangements including to strategically align his continued commitment to the Company, support his professional development, recognize and reward recent Company achievements including stock price growth and assure a smooth and effective future management succession process. The Restated Agreement supersedes in its entirety Mr. Jensen's prior employment agreement dated effective as of December 6, 2016 (the "Prior Agreement").
The Restated Agreement amends the revenue-based cash incentive awards that Mr. Jensen was eligible to earn under the Prior Agreement to:

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Replace three separate annual product-line incentive awards with a single net revenue-based annual award having a value equal to two percent (2%) of the increase in net revenue achieved for the applicable fiscal year relative to that prior fiscal year in which the Company’s net revenue achievement was the greatest. The bonus amount reduction feature that applied under the Prior Agreement to the product line incentive awards in connection with a decrease in year-over-year gross profit margin continues to apply to this restructured annual net revenue award.

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Permit the Company to satisfy its obligations with respect to the above net revenue-based award, as well as with respect to existing incentive awards tied to the Company’s achievement of specified annual revenue milestones, by granting Mr. Jensen restricted stock units (RSUs) having a grant date value equal to 105% of the earned value of the incentive award. If the Company determines to satisfy its obligations earned by Mr. Jensen by granting him RSUs, such awards would have a continuing service requirement for 12 months following the grant date.

The Board approved the grant to Mr. Jensen on January 8, 2019 of his fiscal year 2019 equity awards, having the same structure as awards granted to the Company’s other executive officers in November 2018, awarding him three-year service-based vesting RSUs covering 35,053 shares and performance-based vesting RSUs covering 35,053 shares at target-level performance (with possible overachievement at 200% of target). In addition, the Restated Agreement provides for the grant to Mr. Jensen of a retention and long-term incentive equity award in the form of RSUs covering 128,000 shares subject to three-year service-based vesting.
In consideration of the Company’s entering into the Restated Agreement with him, and in order to facilitate a smooth management succession process in the future, Mr. Jensen agreed to provide up to 12 months of continued consulting services to the Company following such time as he ceases to be its president and chief executive officer.
The foregoing summary of the Restated Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which will be filed as an exhibit to the Company's next periodic report.
In addition, at its January 8, 2019 meeting, the Board approved the grant of certain RSUs to Mr. Jensen and other executive officers, who elected to receive RSUs rather than cash in satisfaction of phantom awards granted during fiscal year 2018.

Item 9.01.        Financial Statements and Exhibits.

(d)

Exhibit No.	Description

99.1	Press Release issued by the Company on January 9, 2019, announcing its preliminary revenue results for the three and six months ended December 31, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 10, 2019	LIFEVANTAGE CORPORATION By: /s/ Steven R. Fife Name: Steven R. Fife Title: Chief Financial Officer